Exhibit 99.2

	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Finance
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3050

CROWN CASTLE INTERNATIONAL ANNOUNCES PROPOSED
OFFERING OF SENIOR NOTES

October 20, 2009 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that it plans to commence a public offering of $500 million of senior notes.  The notes will be offered pursuant to an effective shelf registration filed with the Securities and Exchange Commission.  Crown Castle expects to use the net proceeds from the offering for general corporate purposes, which may include the repayment or repurchase of certain outstanding indebtedness of its subsidiaries.

The offering is being made solely by means of a prospectus supplement and accompanying prospectus.  A copy of the preliminary prospectus supplement and the accompanying prospectus may be obtained by contacting Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com, or by phone at 888-603-5847.  An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Crown Castle owns, operates, and leases towers and other communication structures for wireless communications.  Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population.  Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively.  For more information on Crown Castle, please visit http://www.crowncastle.com.

News Release continued:	Page 2 of 2

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.